Exhibit 6.1
Statement Regarding Computation of Per Share Earnings
The computation of basic and diluted earnings per common share was as follows for the years ended March 31, 2010, 2009 and 2008.

	Year ended March 31, 2010			Year ended March 31, 2009			Year ended March 31, 2008
	Continuing	Discontinued		Continuing	Discontinued		Continuing	Discontinued
Dutch GAAP	Operations	Operations	Total	Operations	Operations	Total	Operations	Operations	Total

Net Profit (USD million)	23.4	0.1	23.5	17.9	(0.1)	17.8	9.9	1.7	12.5
Weighted average number of shares — Basic and Diluted	30,573,696	30,573,696	30,573,696	30,566,007	30,566,007	30,566,007	23,329,982	23,329,982	23,329,982
Earnings per share — Basic and Diluted (USD)	0.77	—	0.77	0.59	(0.01)	0.58	0.42	0.08	0.50

	Year ended	Year ended	Year ended
	March 31,	March 31,	March 31,
US GAAP	2010	2009	2008
Net profit (USD millions) from continuing operations	23.8	22.4	10.0
Net profit (USD millions) from discontinued operations	0.1	(0.1)	1.4
Net profit / (loss) attributable to common shareholders (USD millions)	23.9	22.3	11.4
Number of shares—Basic and diluted	30,573,696	30,566,007	23,329,982
Continuing operations	0.78	0.73	0.43
Discontinued operations	—	—	0.06
Total	0.78	0.73	0.49
On January 23, 2008 the Company completed a recapitalization and stock split that required the following steps to be carried out:
•	Issuance of remaining 11,620 authorized shares having a par value of EUR 5 per share to our existing shareholder in exchange for cash of EUR 58,100. This action increased the total shares issued to 20,000.

•	A split of each issued share having a par value of EUR 5 into 10 shares with a par value of EUR 0.50, thereby increasing the number of issued shares from 20,000 with a par value of EUR 5 to 200,000 having a par value of EUR 0.50.

•	Issuance of 21,649,343 new shares having a par value of EUR 0.50 each by transferring the corresponding aggregate par value from share premium to issued share capital.
The result of these steps is to have outstanding 21,849,343 shares with a par value of EUR 0.50 each prior to the initial public offering.
Earnings per share information presented above for the comparative periods prior to the Company’s initial public offering has been calculated using a weighted average number of shares of 21,849,343 for all the comparative periods presented.

For the year ended March 31, 2008 the weighted average number of shares has been calculated as follows:

			Weighted
Description	Number of shares	Number of days	number of shares
Weighted average number of shares at beginning of period	21,849,343	303	6,620,350,929
Shares after initial public offering on January 29, 2008	30,566,007	62	1,895,092,434
Total weighted number of shares			8,515,443,363
Total number of days			365
Weighted average number of shares for year ended March 31, 2008			23,329,982
For the year ended March 31, 2009 the weighted average number of shares has been calculated as follows:

Description	Number of shares
Weighted average number of shares at beginning and end of period	30,566,007
For the year ended March 31, 2010 the weighted average number of shares has been calculated as follows:

			Weighted
Description	Number of shares	Number of days	number of shares
Weighted average number of shares at beginning of period	30,566,007	182	5,563,013,274
Shares after issuance of 15,336 shares on September 30, 2009	30,581,343	183	5,596,385,769
Total weighted number of shares			11,159,399,043
Total number of days			365
Weighted average number of shares for year ended March 31, 2010			30,573,696